April 1, 2010

Dear Shareholder:

First Financial Corporation recently mailed your Proxy Sheet for the 2010 Annual Meeting of Shareholders to be held on April 21, 2010. Due to an inadvertent print error, item two on the Proxy Sheet stated “Ratification of the selection of Crowe Horwath LLP, as the independent registered public accounting firm for the Corporation for the year ending December 31, 2009.”

The date in item two should have read December 31, 2010, not December 31, 2009. You may vote by returning your existing Proxy Sheet and it will be properly recorded as if the date were printed correctly (i.e., December 31, 2010), or if you desire, you may contact our Call Center by calling 1-800-511-0045 and we will send a Proxy Sheet with the corrected date.

If you have not already done so, we ask that you please complete your Proxy Sheet and return it as soon as possible so that your votes can be properly recorded.

Sincerely,

Rodger A. McHargue
Secretary and Treasurer